Exhibit 10.2
CONSULTING AGREEMENT
          This Consulting Agreement (this “Agreement”) is entered into by and between L. Clark Wood (“Consultant”) and The Greenbrier Companies, Inc. (“Greenbrier”) effective as of May 1, 2007. Consultant is retiring from the position of President, Greenbrier Manufacturing Operations as of April 30, 2007 and the parties desire to enter into this Agreement in order to provide for an orderly transition of functions and duties in connection with Consultant’s retirement. The parties hereby agree as follows:
     1. Consulting Term. The “Consulting Term” will commence on May 1, 2007 and will extend for a period of one year thereafter, subject to the following sentence. On May 1, 2008 and on each successive anniversary of that date (the “Anniversary Date”), the Consulting Term will be automatically extended and renewed for one additional year unless, not less than 30 days prior to such Anniversary Date, Consultant or Greenbrier gives written notice to the other that the Consulting Term will not be so extended and renewed.
     2. Consulting Services. During the Consulting Term, Consultant will provide consulting services to Greenbrier to support Greenbrier Manufacturing Operations (the “Consulting Services”), as directed by the President of Greenbrier (the “President”). Consultant will providing Consulting Services to Greenbrier averaging up to forty hours (one week) per month, unless a different number of hours is mutually agreed to by Consultant and the President at any given time. Consultant is a Texas resident and may work from his home in Texas; however, the parties anticipate that Consultant travel to Greenbrier’s corporate headquarters as necessary.
     3. Consulting Fees. For up to 40 hours per month of work undertaken pursuant to this Agreement, Greenbrier will pay Consultant a fee in the amount of $7,500.00 per month (the “Consulting Fee”). In the event that Consultant works in excess of 40 hours per month at the request of the President during any period or periods, Greenbrier will pay Consultant an additional Consulting Fee for such periods in an amount to be mutually agreed upon by Consultant and the President.
     4. Insurance; Expenses; Use of Company Property. During the Consulting Term Greenbrier will continue to cover Consultant and his spouse under Greenbrier’s group health plan, and will pay the cost of the premiums for such coverage. Consultant will not be eligible to participate in or receive benefits under any other employee benefit or executive compensation plans or programs sponsored or maintained by Greenbrier or any of its subsidiaries. The foregoing sentence is not intended to effect any rights that Consultant may have to receive payment of any benefits that accrued to him while he was an employee of Greenbrier or any of its subsidiaries. Greenbrier will reimburse Consultant for all reasonable and ordinary business expenses incurred in the performance of Consulting Services under this Agreement, provided that Consultant properly accounts for such expenses in the manner prescribed by Greenbrier from time to time. Consultant will have the use of a company-owned vehicle, lap-top computer and cell phone during the Consulting Term.
     5. Independent Contractor Status. Consultant’s status will be that of an independent contractor, and nothing contained in this Agreement is intended to operate or be
Consulting Agreement

construed to create an employment relationship between the parties. Consultant will be solely responsible for determining the means and methods by which the Consulting Services are performed under this Agreement. Payment of all income, FICA and any other applicable taxes arising from Consultant’s performance under this Agreement will be the responsibility of Consultant.
     6. Noncompetition and Nonsolicitation. During the Consulting Period and for a period of two (2) years thereafter Consultant will not directly or indirectly:
          (a) own (as an asset or equity owner), or be employed by or consult for, any business, including, without limitation, L. Clark Wood Consulting, Inc. in direct competition with the Company in the same or substantially related product or service lines in which the Company is engaged, or in which the Company reasonably expects to engage during the two-year restriction period; provided that ownership of one percent (1%) or less of the outstanding stock of a publicly traded corporation will not be deemed to be a violation of this Agreement. The term “Company” includes Greenbrier and its subsidiaries, subdivisions, branches and affiliates.
          (b) either (i) solicit for himself or for a directly competing company or business organization, any person or entity that is a customer, vendor or supplier or prospective customer, vendor or supplier of the Company or was a customer, vendor or supplier or a prospective customer, vendor or supplier of the Company prior to or during the Consulting Term, or (ii) solicit for himself or any such directly competing company or business organization, any employee of the Company, whether or not such employee’s employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will. For the purposes of this Agreement, a customer of the Company means any entity or person which purchases, leases or licenses goods or services from the Company.
          (c) Consultant acknowledges and agrees that a breach of any provision of this Section 6 will cause irreparable damage to Greenbrier and that in the event of such breach Greenbrier will have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations under this Agreement. Any waiver by Greenbrier of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.
     7. Modification or Termination. This Agreement may be amended, modified or terminated only by mutual agreement of Consultant and Greenbrier. Any amendment or modification of this Agreement will be valid only if in a writing signed by both parties.
     8. Severability. Each provision in this Agreement will be treated as a separate and independent clause, and the unenforceability of any one clause will in no way impair the enforceability of any of the other clauses in this Agreement. Moreover, if one or more of the provisions contained in this Agreement for any reason is held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions will be construed by the appropriate arbitral or judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it then exists.
Consulting Agreement

     9. Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of both parties and their respective successors, assigns, heirs and personal representatives. The obligations of the Consultant under this Agreement are personal and may not be assigned by Consultant.
     10. Governing Law; Dispute Resolution. This Agreement will be governed by, and construed in accordance with, the laws of the State of Oregon without regard to choice of law rules. Any controversy or claim arising out of or relating to this Agreement will be settled by final and binding arbitration in Portland, Oregon, by a single, neutral arbitrator administered by the Arbitration Service of Portland, Inc. Any filing fee charged by the arbitrator initially and all arbitrator fees and hearing session fees that are required to be paid in advance will be paid by Greenbrier, pending a determination by the arbitrator of the prevailing party. Consultant is a resident of the state of Texas. Greenbrier is headquartered in the state of Oregon. Consultant specifically agrees that the venue of any arbitration proceeding will be Portland, Oregon and specifically irrevocably consents and submits to the jurisdiction of any Oregon court with jurisdiction over the subject matter to compel arbitration under this Agreement or to enforce an arbitration award, and hereby waives any objection to jurisdiction and venue in any such court, and waive any claim that such forum is an inconvenient forum. Notwithstanding the provisions of this Section 10, nothing herein will prevent either party from bringing a claim in a court of competent jurisdiction to compel arbitration under this Agreement or to enforce an arbitration award. Consultant specifically waives any right he may have to commence an action in state or federal court in Texas with respect to any controversy or claim arising out of or relating to this Agreement.
          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

COMPANY:		CONSULTANT:

The Greenbrier Companies, Inc.

By:	/s/ William A. Furman	/s/ L. Clark Wood

Title: President and CEO		L. Clark Wood

L. Clark Wood Consulting, Inc. agrees to be bound by the provisions of paragraphs 6 and 10 of this agreement.

L. Clark Wood Consulting, Inc.

/s/ L. Clark Wood

By
Consulting Agreement